Exhibit 10.21c

December 10, 2009

Jessica Bibliowicz

c/o National Financial Partners Corp.

340 Madison Avenue

19th Floor

New York, NY 10173

Dear Ms. Bibliowicz:

Reference is made to the employment agreement (the “Agreement”) dated as of April 5, 1999, as amended and restated on February 15, 2005, between you and National Financial Partners Corp. (“NFP”). Capitalized terms used in this letter and not defined herein will have the meaning assigned to such terms in the Agreement.

This letter memorializes our understanding that you and we have agreed to modify certain terms and conditions of your Agreement as provided herein. In particular, you and we have agreed to revise the obligations of NFP to you upon termination of your employment by NFP without Cause or by you for Good Reason. Accordingly, Section 5(d) of your Agreement shall be deleted in its entirety and the language that follows shall be substituted in its place:

“(d) Termination Without Cause by NFP or Termination by the Executive for Good Reason. In the event the Executive’s employment is terminated by NFP without Cause (which shall not include a termination due to Disability or death), or in the event the Executive shall terminate her employment for Good Reason, the Executive shall be entitled to:

(i)	Annual Base Salary through the Termination Date;

(ii)	Annual Base Salary, at the annualized rate in effect on the Termination Date of the Executive’s employment (or in the event a reduction in Base Salary is the basis for a termination for Good Reason, then the Annual Base Salary in effect immediately prior to such reduction), for a period of 24 months after the Termination Date (the “Continuation Period”);

(iii)	payment of the Annual Bonus for the year in which such termination occurs, pro rated through the Termination Date, determined on the same basis as for other senior executive officers using actual performance for such year measured against the applicable performance criteria, and payable when such amount would otherwise be paid in accordance with Section 3 hereof;

(iv)	payment of the Annual Bonus for the Continuation Period, based upon the greater of (a) the target Annual Bonus award opportunity for the year of such termination and (b) the Annual Bonus for the last completed fiscal year of the Company preceding the year in which the Termination Date occurs, payable on a pro rata basis in equal monthly installments over the Continuation Period;

(v)	immediate vesting of all outstanding stock options held by Executive as of the Date of Termination, which options shall remain outstanding and exercisable during the ninety-day period following the Date of Termination or, with respect to those stock options granted to Executive prior to the Grant Date, if longer, during the two-year period following NFP’s initial public offering (in either case, such period not to extend past the original term applicable to such options);

(vi)	immediate vesting of all restricted shares, restricted stock units and other equity awards (if any) held by Executive as of the Date of Termination (other than any restricted shares or restricted stock units granted pursuant to Section 3(c)(iii) hereof);

(vii)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 3 above;

(viii)	continued participation on the same terms as applied before the Termination Date in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans or programs in which the Executive was participating on the date of the termination of her employment until the earlier of:

(A) the end of the Continuation Period; and

(B) the date, or dates, she receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

provided that if the Executive is precluded from continuing her participation in any employee benefit plan or program as provided in this clause (viii) of this Section 5(d), she shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which she is unable to participate for the period specified in this clause (viii) of this Section 5(d), and payment of such after-tax economic equivalent shall be made quarterly in advance; and

(ix)	other or additional benefits in accordance with applicable plans and programs of NFP.”

Notwithstanding anything to the contrary herein, the parties agree that the commencement of payment of any amount due to the Executive under this Section 5(d) in connection with the termination of her employment without Cause or for Good Reason will be delayed until the six month anniversary of such termination of employment if such delay is required to comply with Section 409A of the Code.

We and you acknowledge and agree that the provisions of this letter do not alter or affect the remaining provisions of your Agreement.

Sincerely,

National Financial Partners Corp.

By	/s/ Stancil E. Barton
EVP – General Counsel

Acknowledged and Agreed on this
10th day of December, 2009

/s/ Jessica Bibliowicz
Jessica Bibliowicz